Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Consolidated-Tomoka Land Co.:

We have issued our reports dated February 28, 2019, with respect to the consolidated financial statements, schedules, and internal control over financial reporting included in the Annual Report of Consolidated-Tomoka Land Co. on Form 10-K for the year ended December 31, 2018. We consent to the incorporation by reference of said reports in the Registration Statements of Consolidated-Tomoka Land Co. on Form S-8 (File No. 333-62679, File No. 333-63400, File No. 333-168379, File No. 333-176162, and File No. 333-204875).

/s/ Grant Thornton LLP

Jacksonville, Florida
February 28, 2019